EXHIBIT 99.1
EZCORP COMPLETES ACQUISITION OF ELEVEN NEVADA PAWNSHOPS
AUSTIN, Texas (November 13, 2008) — EZCORP, Inc. (NASDAQ: EZPW) announced that it completed today the acquisition of the assets of eleven pawnshops located in Las Vegas and Henderson, Nevada that operate under the Pawn Plus and ASAP Pawn brands.
With the closing of this transaction, we acquired approximately $5.4 million of pawn loans, $3.0 million of inventory, $1.1 million of auto title loans and all other operating assets at the eleven locations for a total purchase price of approximately $34.3 million. Of the total purchase price, $17.3 million was paid with the issuance of 1,116,505 shares of EZCORP’s Class A Non-voting Common Stock and the remaining $17.0 million was paid in cash.
EZCORP’s President and Chief Executive Officer, Joe Rotunda, stated, “We believe this is an excellent acquisition in a very good pawn market and will complement our existing four Las Vegas locations. These stores have an average pawn portfolio of roughly $500,000 per store, more than twice our chain average, and on a pro forma basis, generated approximately $5.5 million of EBITDA during the last twelve months. As previously announced, we are also pleased that Craig McCall, the seller, is joining our team in a long-term consulting capacity.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 305 U.S. EZPAWN and 38 Mexico Empeño Fácil locations open on November 13, 2008, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 478 EZMONEY locations and 71 U.S. EZPAWN locations open on November 13, 2008, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to anticipated benefits of an acquisition and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.